UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2011

CHINA YOUTH MEDIA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3301 30th Avenue S Grand Forks, North Dakota	58201-6009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (701) 757-1066

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities.

On September 13, 2011, China Youth Media, Inc. (the “Company”) sold in a private offering with twelve investors a total of 30 units with each unit consisting of 110 shares of the Company’s Series C Convertible Preferred Stock for total gross proceeds of $300,000.   Each share of Series C Convertible Preferred Stock shall automatically convert, without any action on the part of the holder, into 10,000 fully paid and nonassessable shares of common stock of the Company, upon the effectiveness of a Certificate of Amendment filed with the Delaware Secretary of State sufficient to increase the authorized common stock of the Company to allow for the conversion of all the Series C Convertible Preferred Stock (as well as all the Series B Convertible Preferred Stock presently outstanding). Each share of Series C Convertible Preferred Stock shall have full voting rights equivalent to the number of shares of common stock into which it is convertible.  The Series C Convertible Preferred Stock shall not be redeemable by the Company.

The sale of the units and the securities contained therein were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.  The purchasers of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates issued in such transactions.  All purchasers of the securities represented and warranted, among other things, that they were accredited investors within the meaning of Regulation D and/or non-U.S. persons within the meaning of Regulation S, that they had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the securities and had the ability to bear the economic risks of the investment, and that they had adequate access to information about the Company.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of the Series C Convertible Preferred Stock (filed on September 12, 2011)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA YOUTH MEDIA, INC.
(Registrant)

September 16, 2011	By:	/s/ Richard MacPherson
Richard MacPherson,
President

3